ANHYDROUS AMMONIA SALES AGREEMENT         Exhibit 10.1

     ****INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

     THIS AGREEMENT is entered into as of the 28th day of May, 1997, to be effective January 1, 1997, between KOCH NITROGEN COMPANY, a Nebraska corporation, with principal offices at 4111 East 37th Street North, Wichita, Kansas 67220 (herein called "Koch") and EL DORADO CHEMICAL COMPANY, an Oklahoma corporation, with principal offices at 16 S. Pennsylvania, Oklahoma City, Oklahoma 73107 (herein called"Buyer");

     WITNESSETH:

     WHEREAS, as specified in this Agreement, Buyer and Koch desire to enter into an anhydrous ammonia sales agreement under which Koch agrees to supply to Buyer and Buyer agrees to take and pay for, or to pay for if not taken, a Required Yearly Quantity of anhydrous ammonia; and

     WHEREAS, as specified in this Agreement, Buyer will take delivery of such Required Yearly Quantity in approximately equal monthly quantities throughout the term of this Agreement; and

     WHEREAS, as specified in this Agreement, Koch shall charge
Buyer a price for each Ton to be taken or paid for hereunder based upon the pricing formula set out in this Agreement; and

     WHEREAS, as specified in this Agreement, Buyer shall be responsible for all taxes related to such quantities of anhydrous ammonia and for all transportation charges beyond the Delivery
Point hereunder; and

     WHEREAS, the parties desire to state their agreements in writing:

     NOW THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.   DEFINITIONS

     Whenever used in this Agreement, the following terms shall have the following respective meanings:

     A.   "Agreement" shall mean this Anhydrous Ammonia Sales
          Agreement between Koch and Buyer.

     B.   "Ammonia Pipeline Transportation Charge" shall mean
          Koch's actual Product pipeline transportation cost from Koch's Sterlington, Louisiana ammonia production facility to the pipeline Delivery Point.

     C.   "Contract Price" shall mean the price stated in Article
          VI, Section A.

     D. "Contract Year" shall mean: (i) each of the three (3) twelve (12) Month periods during the term hereof, the first of which shall begin on the Effective Date and shall end on December 31, 1997 and the following two
          (2) twelve ( 12) month periods until December 31, 1999 and (ii) the four (4) month period from January 1, 2000 to April 30, 2000.

     E.   "Conversion Factor" shall mean ****

     F. "Deficiency Volumes" shall mean the definition stated in Article III, Section B.

     G. "Delivery Point" shall mean (i) for pipeline deliveries, the discharge side of the Product meter owned by Koch Pipeline Company, L.P. at Buyer's El Dorado, Arkansas chemical production facility, or (ii) for rail or trucking deliveries, the point at Buyer's facility where the truck or rail cars come to rest, or
          (iii) another delivery point along Koch Pipeline Company, L.P.'s ammonia pipeline, provided Buyer gives Koch at least forty-five (45) days written notice prior to the date it wishes to begin delivery at such alternate delivery point.

     H.   "Effective Date" shall mean January 1, 1997.

     I.   "Fixed Charge" shall mean ****

     J.   "Gas Price" shall mean (MMBTU Price + Transportation
          Charge) multiplied by the Conversion Factor.

     K. "Koch Facility" shall mean Koch's anhydrous ammonia production facility at Sterlington, Louisiana.

     L. "Maximum Take Quantity" shall mean the definition stated in Article VII, Section A.

     M. "Minimum Take Quantity" shall mean the definition stated in Article VII, Section A.

     N. "MMBTU Price" shall mean the "Henry Hub" Index price in MMBTU's reported under the table entitled "Market Center Spot-Gas Prices" in the first issue of Inside FERC's Gas Market Report for the Month of delivery. If Inside FERC's Gas Market Report and/or the "Henry Hub" Index price are no longer published, the parties shall meet within 30 days of the date such publication ceases to determine a new publication and/or index.

     O.   "Month" shall mean a calendar month.

     P. "Monthly Quantity" for any given Month during the term of this Agreement shall mean 10,000 Tons/Month.

     Q. "Product" shall mean commercial anhydrous ammonia having the following specifications:

               Ammonia (NH3) Content:   99.5% by weight minimum
               Oil:                5 ppm maximum by weight
               Water:              0.2% by weight minimum; 0.5%
                                   by weight maximum
               Inerts:                  0.5 cc per gram maximum

     R. "PPI" shall mean the Producer Price Index for Chemicals and Allied Products published by the United States
          Department of Labor.

     S. "Required Yearly Quantity" shall mean one hundred twenty thousand (120,000) Tons per Contract Year, except for the four (4) Month period from January 1, 2000 to April 30, 2000 where it shall be defined as forty thousand (40,000) Tons per Contract Year.

     T.   "Taxes" shall mean the definition set forth in Article
          VIII, Section A.

     U. "Ton" shall mean a short ton of two thousand (2,000) pounds avoirdupois.

     V. "Transportation Charge" shall mean Koch's actual natural gas transportation charge, including fuel, from Henry Hub to Koch's Sterlington, Louisiana ammonia facility, which as of the Effective Date of this Agreement is ****, subject to adjustments under
          Article Vl, Section B, below.

     W. "Weighted Average Monthly Gas Price" shall mean (i) the sum of the (Gas Price x Tons of Product actually taken by Buyer) for each Month of the subject Contract Year divided by (ii) the total Tons of Product actually taken by Buyer during the subject Contract Year, provided if Buyer fails to take any Product during a Contract Year, the total amount taken during each Month shall be deemed to be the Monthly Quantity and the total amount take during the Contract Year shall be deemed to be the Required Yearly Quantity.

     X. "Yearly Contract Price" shall mean the price per Ton of Product equal to the sum of (i) the Weighted Average
          Monthly Gas Price, plus (ii) the Fixed Charge, for the applicable Contract Year.

II.  TERM

     This Agreement shall continue and remain in full force and effect for a term of forty (40) Months commencing on the Effective Date and ending April 30, 2000.

III. QUANTITY TO BE SOLD AND PURCHASED

     A.   Purchase Obligation. Subject to Article III, Section B,
          Article VII, Section A and Article IX below, during each Contract Year, Koch agrees to sell and deliver to Buyer and Buyer agrees to take and pay for, or pay Koch the Contract Price if not taken, the Required Yearly Quantity of Product. If during any Month of a particular Contract Year, Koch fails to deliver the volume of Product requested by Buyer for such Month, up to the Maximum Take Quantity, and such failure to deliver is not otherwise excused by another provision of this Agreement, Buyer's Required Yearly Quantity for the Contract Year shall be reduced by the quantity of Product Koch failed to deliver during such Contract Year. In addition, if for two (2) consecutive Months during the term of this Agreement, Koch fails to deliver a minimum of eighty percent (80%) of the Product volumes requested by Buyer for the particular Months (up to the Maximum Take Quantity), for any reason other than a Force Majeure event or for an event where Koch's performance is excused hereunder, then Buyer shall have the right to terminate this Agreement by providing Koch written notice within ten (10) days of the end of the second Month where Koch failed to provide at least eighty percent (80%) of Buyer's requested Product volumes.

     B. Make-up Rights. Subject to Article VII, Section B below, if during any Contract Year Buyer fails to take the Required Yearly Quantity (the difference between the Required Yearly Quantity and the quantity actually taken shall be referred to hereafter as the "Deficiency Volumes"), Buyer shall have the right to take delivery of the Deficiency Volumes during the twenty-four (24) months following the Contract Year it failed to take such Deficiency Volumes, including after the term of this Agreement expires. Buyer's take of any Deficiency Volumes shall be in addition to its take obligations of the Required Yearly Quantity for the subject Contract Year. If Buyer elects to take delivery of Deficiency Volumes during the twenty-four (24) Months following the Contract Year it failed to take the Deficiency Volumes, in addition to the Yearly Contract Price paid in the Contract Year it failed to take the Deficiency Volumes, Buyer shall pay Koch the product of the (i) difference between the Contract Price for the Month Buyer actually takes delivery of Deficiency Volumes and the Yearly Contract Price paid by Buyer in the Contract Year it failed to take the Deficiency Volumes multiplied by (ii) the Tons of Deficiency Volumes actually taken in the subject Month of the following Contract Year. If Buyer elects to take Deficiency Volumes after this Agreement's term expires, Buyer shall pay Koch, in addition to the Yearly Contract Price paid in the Contract Year it failed to take the Deficiency Volumes, the product of (i) the difference between the Contract Price for the Month it actually takes delivery of any Deficiency Volumes calculated as if the term of this Agreement had been extended to such Month and the Yearly Contract Price paid by Buyer in the Contract Year it failed to take the Deficiency Volumes multiplied by (ii) the Tons of Deficiency Volumes actually taken during the subject Month after this Agreement's term expires. If Buyer elects not to take Deficiency Volumes as set forth in this Section B, it waives any rights to take the Deficiency Volumes at a later date.

     C. No Duty to Mitigate. It is understood and agreed by Buyer that its obligation to pay for Product it elects not to take during any Contract Year is not in the nature of damages. Rather, such a payment constitutes an alternative measure of performance elected by Buyer. This alternative measure is designed to compensate Koch for the risk of producing, procuring and supplying the Product, while it is expressly understood that Buyer has accepted the market risk associated with such a contract. Therefore, if Buyer fails to take or to pay for the Required Yearly Quantity not taken in any Contract Year, Koch shall have no duty or obligation to resell or otherwise mitigate its potential losses arising from Buyer's failure to perform its contractual obligations.

     D. Measurement. The quantity of Product delivered hereunder to Buyer by pipeline shall be governed by the weights and measures taken by meters owned by Koch Pipeline Company, L.P. at the Delivery Point pursuant to Koch Pipeline Company, L.P.'s tariff in effect on the date of delivery. For trucking or rail deliveries, the quantity of Product delivered to Buyer shall be governed by the weights and measures taken as the trucks or rail cars are loaded at the Koch Facility. The foregoing measurements of said quantities shall be final and conclusive, unless proven to be in error.

     E. Refund. If Buyer and Koch execute this Agreement by June 1, 1997, within five (5) business days of Koch receiving payment from Buyer for Product purchased in May 1997, Koch shall refund to Buyer the difference between (i) the total price paid by Buyer for Product purchased from Koch from the Effective Date until the date the Contract Price becomes effective hereunder and
          (ii) the total Tons of Product purchased by Buyer from Koch from the Effective Date until the date the Contract Price becomes effective hereunder multiplied by the lower of (x) the Contract Price and (y) the "Green Markets-Gulf Coast Low Average", less three percent (3%). The "Green Markets Gulf Coast Low Average" shall mean the average of the weekly lows of the ranges of "Green Markets" Price Scan, Northern American Domestic Spot Quotes, U.S. Gulf New Orleans, FOB Barge for the Month of delivery.

IV.  QUALITY

     All Product delivered hereunder shall conform to the specifications set forth in Section Q of Article I. All claims by Buyer that any Product delivered hereunder does not conform to the specifications set forth in said Section Q, shall be made in writing and sent within thirty (30) days of Koch's delivery of such Product to the Delivery Point. Failure to give written notice of such claim within the specified time shall constitute a waiver and bar of and to such claim, and Buyer shall be precluded from relying on defects which are not stated in such notice as a basis for rejection or assertion of a breach.

V.   WARRANTIES

     A. Koch makes no warranty of any kind, express or implied, except that Product sold hereunder shall conform to the specifications set forth in Section Q of Article I and that Koch will convey good title thereto, free from any lien or security interest. Koch ASSUMES NO OTHER LIABILITY WITH RESPECT TO PRODUCT AND MAKES NO OTHER WARRANTY WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT THERETO.

     B. Neither party shall be liable, under any circumstances, for any special, indirect, incidental, consequential (including but not limited to, loss of profits or any similar damages) or punitive or exemplary damages arising out of this Agreement, except for third party personal injuries and property damage which are deemed by applicable law to be consequential damages. In no event shall the amount of any claim by Buyer, whether for failure to meet the specifications, for non-delivery, or for any other reason, be greater than the actual replacement costs of the Product for the particular shipment. In this regard, Buyer's sole and exclusive remedy for any breach of this Agreement by Koch shall be, at Koch's option, replacement of any nonconforming product at the Delivery Point or payment not to exceed the replacement price of the Product. Buyer shall use reasonable efforts to obtain reasonably priced replacement Product.

Vl.  PRICE AND PAYMENT

     A.   Contract Price. For each Ton of Required Yearly
          Quantity to be sold to Buyer hereunder, Koch shall
          charge, and Buyer shall pay to Koch the following
          Contract Price:
               ****

     B. Transportation Charge Adjustment. The Transportation Charge component of the Gas Price shall be increased or decreased whenever Koch incurs a cost change to reflect Koch's actual natural gas transportation costs (including fuel) from Henry Hub to Koch's Facility.

     C. Fixed Charge Adjustment. The Fixed Charge shall be adjusted annually beginning January 1, 1998, and shall be adjusted on January I of each calendar year thereafter, by the difference in the PPI as it existed on January 1, 1997, and each Contract Year thereafter. To calculate each annual adjustment, the difference in the PPI for the preceding Contract Year (expressed as a percentage) and the PPI for the subject Contract Year (expressed as a percentage) shall be multiplied by the then effective Fixed Charge. For example, stated for illustrative purposes only, to adjust the Fixed Charge effective January 1, 1998, the difference in the PPI for the year 1997 and the PPI for 1996 will be calculated, and then multiplied by the Fixed Charge in effect on January 1, 1997. If the PPI ceases to be published, or the government changes the underlying basis of how the index is calculated, the parties shall meet within thirty (30) days of the date publication ceases or the date the index is changed to determine a replacement index.

     D. Ammonia Pipeline Transportation Charge Adjustment. The Ammonia Pipeline Transportation Charge shall be increased or decreased whenever Koch incurs a cost change to reflect Koch's actual Product transportation costs from Koch's Facility to the Delivery Point.

     E. Rail or Truck Transportation Costs. Notwithstanding any other provision of this Agreement, if ammonia pipeline transportation service is interrupted or curtailed, preventing Koch from making all or a portion of the required deliveries of Product hereunder, Koch shall use reasonable efforts to arrange rail or trucking transportation service from Koch's Facility to Buyer's Facility. Buyer shall be responsible for and reimburse Koch for all rail and/or trucking transportation costs incurred by Koch for deliveries of Product hereunder, including without limitation, demurrage charges. However, if Buyer is forced to pay a trucking and/or rail transportation rate that is higher than the Pipeline Transportation Charge and the increased transportation rate makes it uneconomical for Buyer to operate Buyer's Facility, forcing Buyer to shut down such facility, then Buyer shall have the right to suspend its performance hereunder by providing Koch with thirty (30) days written notice. However, Buyer shall not be allowed to suspend its performance hereunder if Koch, within its sole discretion, elects to pay the difference between the Ammonia Pipeline Transportation Charge and the trucking and/or rail transportation charges to the Delivery Point. If it remains uneconomical for Buyer to operate Buyer's Facility for sixty (60) consecutive days from the date Buyer gives Company notice solely because of the interruption or curtailment of pipeline Product deliveries hereunder and Koch elects not to pay the transportation differential, then Buyer shall have the right to terminate this Agreement by providing Koch with written notice within five (5) days of the end of the sixty (60) day period.

     F.   Payment Terms. ****

     G. Deficiency Payment. If during a Contract Year Buyer fails to take the Required Yearly Quantity, Koch shall invoice Buyer within thirty (30) days of the end of the Contract Year for an amount equal to the Deficiency Volumes multiplied by the Yearly Contract Price for such Contract Year. Buyer shall pay Koch the foregoing amount within two (2) days of the invoice date by Koch debiting Buyer's bank account using EFT.

     H. Letter of Credit. As assurance to Koch for Buyer's performance hereunder, Buyer agrees at least one business day prior to the execution of this Agreement to deliver to Koch an irrevocable standby letter of credit in the amount of $3.5 million dollars ($3,500,000) (the "LC") issued by a bank or other financial institution acceptable to the Credit Department of Koch Industries, Inc. Such LC shall be in the form of Addendum A attached hereto and made a part hereof. Buyer shall annually renew or cause the renewal of the LC at least thirty (30) days prior to the LC's expiration date. The LC shall remain effective until 30 days after the term of this Agreement expires. If the bank or financial institution issuing the LC shall at any time cease to be acceptable to the Credit Department of Koch Industries, Inc., as determined in its sole discretion, then within fifteen (15) calendar days after written notice from Koch, Buyer agrees it shall deliver to Koch a substitute irrevocable standby LC issued by a bank or other financial institution satisfactory to Koch, without terminating the original or then outstanding LC until such substitute LC has been delivered to Koch. If Buyer fails or refuses to cause the renewal of an existing LC or the delivery of a substitute LC within the required time period, such failure or refusal shall constitute a material breach of this Agreement entitling Koch to collect damages and to draw on the original or then outstanding letter of credit for such damages, in addition to any other remedies Koch may be entitled to under this Agreement or at law or in equity. Koch shall give Buyer five (5) days notice prior to drawing on the LC.

     I. Additional Credit. Koch may from time to time demand different terms of payment, or additional assurance of payment, or other credit terms whenever Koch within its good faith discretion deems itself insecure because the prospect for payment or performance reasonably appears impaired. In any such event, and upon written notice specifying the event warranting the change in terms of payment, additional assurance of payment, or credit, Koch may suspend further deliveries pending agreement to the revised terms, including, but not limited to, pending agreement of Buyer to the posting of an appropriate bond, an additional letter of credit or other security acceptable to Koch to further secure Buyer's obligations hereunder. If Buyer fails or refuses to give adequate assurance of performance or payment upon demand therefor, Koch may treat such failure or refusal as a repudiation and breach of this Agreement, thereby entitling Koch to exercise all remedies provided for under this Agreement and any other remedy it may have at law or in equity.

Vll. DELIVERY

     A. Required Yearly Quantity. Subject to variations as may be necessitated due to a Force Majeure event as set out in Article IX, Koch shall deliver the Required Yearly Quantity, and Buyer shall take delivery of the Required Yearly Quantity in approximately equal quantities of 10,000 Tons per Month. However, in no event (except as provided in the preceding sentence) shall Buyer take delivery of less than eight thousand (8,000) Tons per Month (the "Minimum Take Quantity"), nor shall Seller be obligated to deliver more than twelve thousand (12,000) Tons per Month (the "Maximum Take Quantity"). Buyer shall notify Koch no later than the I st calendar day of the Month immediately prior to the Month of delivery of the number of Product Tons it wishes to receive for such Month of delivery. Buyer shall promptly notify Koch in writing of any known or anticipated changes that will not permit Buyer to receive the Monthly Quantity.

     B. Deficiency Volumes. If Buyer elects to take delivery of Deficiency Volumes in a subsequent Contract Year or after the term of this Agreement expires as set forth in Article III, Section B above, it shall give Koch forty-five (45) days written notice prior to the first day of the requested Month of delivery. Unless otherwise agreed to by Koch, Buyer shall take delivery of such Deficiency Volumes in approximately equal quantities during each Month of the subsequent Contract Year or the twelve (12) month period after the term of this Agreement expires, unless otherwise agreed to by Koch in writing. However, in no event shall Koch be required to deliver more than twelve thousand ( 12,000) Tons of Deficiency Volumes in any given Month.

     C. Title and Risk of Loss. Koch shall deliver the Product hereunder to Buyer at the Delivery Point, and upon the passing of said title to Buyer, Buyer shall be deemed to have exclusive ownership and control of said Product and shall be responsible for any injuries or damages caused thereby.

VIII.     TAXES

     A. All present and future taxes, including, but not limited to, the Superfund Tax, (referred to herein as "Taxes") relating to the Product delivered hereunder, including all new taxes or increases in existing taxes including excise taxes (but excluding Koch's net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the manufacture, use, sale, or delivery of the Product, shall be for Buyer's account, unless Buyer delivers to Koch current exemption certificates evidencing Buyer's exemption from paying such Taxes.

     B. Buyer agrees to indemnify and hold harmless Koch and its successors and assigns from and against any and all excise taxes (but not including net income, excess profits, or corporate franchise taxes), inclusive of any penalty and interest, assessed at a future date against Koch by any governmental authority upon the manufacture, use, sale, or delivery of the Required Yearly Quantity and/or Additional Volumes, whether taken or not.

IX.  FORCE MAJEURE

     A. Neither Koch, nor Buyer, shall be liable for any failure or delay in performance under this Agreement, except for the obligation to make money payments due hereunder for Product already purchased, due to a Force Majeure event. "Force Majeure," as used herein shall mean any event which may be due in whole or in part to any contingency, delay, failure, cause or other occurrence of any nature beyond a party's reasonable control, whether it is presently occurring or occurs in the future, which (i) prevents Koch from producing, selling, purchasing or transporting the Product or (ii) which prevents Product from being used at Buyer's chemical facility in El Dorado, Arkansas (referred to hereinafter as Buyer's Facility).

     B. The term "Force Majeure" shall not include (i) an event caused by a party's sole or contributory negligence;
          (ii) Koch's ability to sell or Buyer's ability to purchase Product at a price more advantageous than the Contract Price; (iii) Buyer's loss of markets for products produced at Buyer's Facility; (iv) shutdown of Seller's Facility or Buyer's Facility for reasons other than a Force Majeure event and (v) routine or scheduled maintenance at Seller's Facility or Buyer's Facility.

     C. If a Force Majeure event occurs, the declaring party may exercise its right under this Article by giving timely notice thereof to the other party setting forth with reasonable particularity the nature of the Force Majeure event. The declaring party shall use reasonable efforts to remedy the situation as quickly as possible and shall only be excused from performance hereunder during the duration of the Force Majeure event. The declaring party shall give the other party prompt notice of when the Force Majeure event ends. If Koch's deliveries of Product to Buyer are impeded due to a Force Majeure event, Koch shall have the right to apportion deliveries among its present and future customers (including regular customers not then under contract) and Koch's own requirements on such basis as may appear to Koch to be appropriate and equitable. Koch shall not be obligated to take any action which would result in increasing its performance costs under this Agreement beyond the costs which it would have incurred in the absence of such occurrence, delay or cause. In this regard, should Koch be required to operate the Koch Facility in a manner that results in Koch violating an operational flow order or similar gas pipeline order in order to meet its obligations under this Agreement, and the violation triggers a penalty or other charge to be incurred by Koch, Koch shall have the right to invoice Buyer for such charge on a per Ton basis as follows: ([the dollar amount per MMBTU of such a charge x Conversion Factor] x the number of Tons of Product produced using natural gas to which such charge applies). Buyer agrees to pay such charge in addition to the Contract Price per Ton and all other charges to be paid by Buyer to Koch for Product under this Agreement until such penalty or charge is curtailed as against Koch, provided, that in any such event, Buyer will have the option of declining to take Product that is subject to such penalty or charge. The Required Yearly Quantity for the subject Contract Year shall be reduced by the Tons of Product Buyer declines to take under the preceding sentence.

     D. If a Force Majeure event occurs, Koch shall have the option, but not the obligation, to reduce the number of Tons of Product that it is required to deliver and Buyer is required to take or pay for hereunder; provided, that such reduction shall not affect the obligation of Koch to deliver, nor the obligation of Buyer (except as provided for herein) to take or pay for, the remaining Tons to be taken or paid for hereunder. If Koch elects to reduce the number of Tons Buyer is obligated to take or pay for in a particular Contract Year due to a Force Majeure event, or if the Force Majeure event continues into a subsequent Contract Year, Buyer's Required Yearly Quantity shall be reduced by number of Tons canceled by Koch due to the Force Majeure event. Koch's exercise of its option to cancel such affected Tons must be made by notice in writing by Koch to Buyer no later than thirty (30) days after the Force Majeure event no longer exists. If Koch does not exercise such option, the quantity of Product which was not delivered and received during the occurrence shall be delivered by Koch and received by Buyer after the Force Majeure event no longer exists during the term of this Agreement or within a reasonable period immediately following the expiration of this Agreement depending upon when Koch has Product available. If Koch delivers the Product after the Force Majeure event no longer exists during the term hereof, the Contract Price per Ton for such Product shall be as set forth in Article VI, Section A calculated for the Month Koch actually delivers the Product. If, however, Koch delivers the Product after the end of this Agreement's term, the price for such Product shall be the price per Ton according to the formula contained in
          Article Vl, Section A and the definitions contained in
          Article I that would have been charged during the Month the Product is actually delivered if the term of this Agreement had continued in effect. If a Force Majeure event exists for a period of sixty (60) days or longer, or the declaring party gives notice that such event will last more than sixty (60) days, the non-declaring party shall have the option to terminate this Agreement by written notice to the other. Upon such termination, all obligations of the parties hereunder shall terminate without liability to the other party, except for obligations which accrued prior to the effective date of the termination.

     E. If, at any time during this Agreement's term, any regulatory or governmental body adopts, issues, or publishes any action, rule, or order which directly or indirectly materially and adversely affects the rights or obligations of Koch under this Agreement or (each of the events described in hereafter referred to as "Adverse Action"), Koch shall notify Buyer in writing of the Adverse Action and the parties shall enter into negotiations to modify this Agreement. If negotiations regarding the Adverse Action do not result in Koch and Buyer agreeing on the terms of a modification to this Agreement within sixty (60) days of Koch's notice to Buyer, Koch shall have the right, but not the obligation, to suspend its performance hereunder until such time, if any, as the parties reach agreement on such a modification to this Agreement. In the event such Adverse Action continues for a period of one hundred twenty (120) days after Koch notifies Buyer of the same and the parties have not resolved the handling of the Adverse Action, either party may, but is not required to, terminate this Agreement upon thirty (30) days written notice to the other party within one hundred eighty (180) days of when Koch first notified buyer of the Adverse Action. Upon termination, all obligations by either party shall cease, except obligations to remit money due and payable. In the event of Adverse Action, upon written request, Koch shall provide Buyer with data or information reasonably necessary for Buyer to determine that such Adverse Action exists, subject to the confidentiality obligations of Article XV of this Agreement.

X.   REMEDIES FOR PAYMENT BREACH

     A. If Buyer is late in making any payment due to Koch under Article VI hereof, or otherwise, Koch may at its sole discretion by notice to Buyer elect one or more of the following courses of action:

          1. Cease to make any further deliveries hereunder until Buyer has made the late payment and has taken steps to assure Koch that there shall be no such delinquencies in the future;

          2. Refuse to make any further deliveries hereunder except upon cash payments before delivery;

          3. Stop delivery of goods in the possession of a carrier or other bailee as provided by law;

          4. Resell any Product concerned without further notice to Buyer and without affecting or abating
               Buyer's other obligations under this Agreement;

          5. Set off any obligations Koch may have to Buyer against the payments due Koch hereunder; or

          6. Draw upon any letter of credit and/or other security provided by Buyer hereunder, provided any draw by Koch shall not exceed the amounts due and payable.

          If Buyer has not remedied late payments to the reasonable satisfaction of Koch within ten (10) days of such notice, Koch may at its option by notice to Buyer terminate this Agreement (without discharging any claim for breach), provided Koch shall not be allowed to terminate this Agreement if the amount of Buyer's liability to Koch does not exceed the outstanding LC amount and Buyer makes-up the amount drawn by Koch under the LC within five (5) days of the date Koch draws on the LC; however, Koch shall have the right to suspend performance until Buyer replenishes the LC. The election by Koch of any of the courses of action hereto shall in no way limit any other remedies available to Koch under this Agreement or otherwise at law or in equity.

     B.   If either party:

          1. Voluntarily petitions under or otherwise seeks the benefit of any bankruptcy, reorganization, arrangement or insolvency law; or

          2. Makes a general assignment for the benefit of creditors; or

          3.   Is adjudicated bankrupt or becomes insolvent; or

          4. Allows a receiver or trustee of the business to be appointed; or

          5. Fails to perform any part of this Agreement (other than provided for in Section A. of this Article) and upon written notice of such failure by the other party fails to remedy the same within thirty
               (30) days of such notice, or in the event such failure cannot reasonably be cured within thirty
               (30) days, does not initiate and pursue reasonable corrective action within said period of time, then, in any of said events, this Agreement may be terminated forthwith by written notice at the option of the other party with such other party retaining all its other rights and remedies at law or in equity.

XI.  RIGHTS NOT WAIVED

     The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be deemed to be a waiver of any successive or other breach of this Agreement. Each and every right, power and remedy may be excused from time to time and so often and in such order as may be deemed expedient by the party, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter, any other right, power or remedy.

XII. NOTICES

     Any notices, requests or other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed delivered if delivered by hand, facsimile or mailed by U.S. Postal Service, postage prepaid, by registered or certified mail, and if to Koch, addressed to:

     Koch Nitrogen Company              Secretary
     4111 East 37th Street North        Koch Nitrogen Company
     P.O. Box 2256                      c/o Legal Department
     Wichita, KS 67201                  4111 East 37th Street North
     Attention:  President              P.O. Box 2256
                                        Wichita, KS 67201

or, if to Buyer, addressed to:

     El Dorado Chemical Company         El Dorado Chemical Company
     16 S. Pennsylvania                 16 S. Pennsylvania
     Oklahoma City, OK  73107           Oklahoma City, OK 73107
     Attention:  President              Attention:  General Counsel

Any party may change the address to which notices are to be given by mailing written notice thereof to the other party as provided above.

XIII.     ASSIGNMENT

     Neither party shall assign or delegate, or permit by assignment or delegation, by operation of law or otherwise any of its rights and obligations under this Agreement to any third party without first obtaining the prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall be allowed to assign this Agreement to an Affiliate upon providing written notice to the other party, provided no such transfer shall operate to relieve the transferor party of its obligations hereunder. For purposes of this Agreement, "Affiliate" shall mean any corporation or other business enterprise which directly or indirectly controls, is controlled by, or is under common control with a party hereunder; and for the purpose of this definition "control" shall mean the ability to directly or indirectly vote fifty percent (50%) or more of the shares or other securities at the time entitled to vote for the election of directors. Any assignment or delegation, or attempted assignment or delegation, in violation of this Article XIII shall be null and void, shall be considered a material breach of this Agreement and shall permit the other party in addition to any other rights which it may hereunder or at law or in equity to terminate this Agreement and exercise any remedies available to the non-breaching party hereunder or at law or in equity.

XIV. ENTIRE AGREEMENT; AMENDMENT

     This Agreement constitutes the final and complete Agreement between the parties relative to the transactions contemplated hereby and supersedes any and all prior or contemporaneous agreements, understandings, correspondence or other agreements relating to the subject matter hereof. This Agreement may be amended only by a written document signed by duly authorized representatives or employees of each of the parties hereto. Any printed terms or conditions contained in any printed forms used in placing or acknowledging orders hereunder, or otherwise used in any way in connection with the sale and purchase provided for in this Agreement, shall not have the effect of modifying or amending this Agreement in any respect unless specifically identified and accepted in writing by a duly authorized representative of both parties.

XV.  CONFIDENTIALITY

     If an Adverse Action, as defined in Section E of Article IX, results in Koch's suspension of its performance hereunder, Koch may, as provided for in said Section, provide Buyer with certain information ("Adverse Action Information"). Koch and Buyer may also, in connection with their respective performance of this Agreement, communicate information, give notices and exchange documents ("Contract Related Information"). Buyer shall maintain in confidence the Adverse Action Information and the Contract Related Information, and Koch shall maintain in confidence the Contract Related Information, and such information shall be disclosed to no one other than (i) the receiving party's officers, directors, agents and other personnel who need to know the same in connection with this Agreement, and such of officers, directors, agents and other personnel shall be advised of and bound by the confidential nature of such information or (ii) when disclosure is required by law or pursuant to a court or administrative order. For disclosures required under sub-item
(ii), the disclosing party shall immediately notify the other party of the required disclosure so that the other party may seek an appropriate protective order or other remedy and use reasonable efforts to limit the scope of the disclosure so required. If a protective order or other remedy is not obtained, the disclosing party shall only furnish such portion or portions of the Confidential Information as it is legally required to furnish. Koch and Buyer shall take all proper precautions to prevent such information from being acquired by any unauthorized person, firm, company or other entity. In this regard, Koch and Buyer acknowledge specifically, but without limitation, that both injunctive relief and monetary damages, alone or in combination, are appropriate remedies for any breach of this Article XV by Koch or Buyer or any person, firm, company or other entity obtaining such information through the recipient thereof. The confidentiality obligations hereunder shall continue for a period of seven (7) years after the termination of this Agreement. Koch shall have no obligation to provide, and Buyer shall have no right to obtain, information regarding Koch's Product supply costs.

XVI. ARTICLE HEADINGS

     Article headings are for the convenience of the parties and are not considered parts of the Agreement, it being stipulated that any headings in conflict with the substantive provisions of the Agreement shall have no force and effect.

XVII.     GOVERNING LAW

     This Agreement shall be governed exclusively by the laws of the State of Kansas both with respect to interpretation and performance without giving effect to any provision which would direct application of the laws of another jurisdiction. Koch and Buyer agree that venue and jurisdiction of any action or cause of action arising hereunder shall be exclusively in the United States District Court for the District of Kansas.

XVIII. SEVERABILITY

     The provisions of this Agreement are severable and, if any provisions are determined to be void or unenforceable in whole or in part, the remaining provisions shall remain unaffected and shall be binding and enforceable in accordance with the terms hereof.

XIX. AUTHORITY

     A. Buyer warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement.

     B. Koch warrants and represents that it is a corporation duly organized and validly existing and in good standing under the laws of the State of Nebraska and has all requisite power and authority to lawfully carry on its business as now being conducted and specifically, that it has all requisite power and authority to make, execute, deliver and perform this Agreement.

XX.  LEGAL COMPLIANCE

     Each party shall be subject to all applicable laws, rules, regulations and ordinances issued by any national, state, or local regulatory or governing body and may act in accordance therewith until such time as the same may be held invalid by final judgment in a court of competent jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the Effective Date by their respective officers thereunto duly authorized.

                    ("Koch")  KOCH NITROGEN COMPANY


                              By:  __________________________

                              Title:  _______________________

Attest:


Secretary/Assistant Secretary




                    ("Buyer") EL DORADO CHEMICAL COMPANY


                              By:  __________________________

                              Title:  _______________________

Attest:



Secretary/Assistant Secretary


STATE OF KANSAS     )
COUNTY OF SEDGWICK  )


     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this ___ day of _____________, 1997, personally came and appeared _______________________, who in the presence of me, said authority, declared and acknowledged that he is the identical person who executed the foregoing instrument in writing; that his signature thereto is his own true and genuine signature; and that he executed said instrument in his capacity as President of Koch Nitrogen Company, a Nebraska corporation, of his own free will and accord and as the free act and deed of said Koch Nitrogen Company for the purposes and considerations therein set forth and expressed.

                                   Notary Public


My Commission Expires:  ______________________________



STATE OF OKLAHOMA        )
COUNTY OF CLEVELAND )

     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this ___ day of _________, 1997, personally came and appeared _______________, who in the presence of me, said authority, declared and acknowledged that he is the identical person who executed the foregoing instrument in writing; that his signature thereto is his own true and genuine signature; and that he executed said instrument in his capacity as __________________ of El Dorado Chemical Company, an Oklahoma corporation, of his own free will and accord and as the free act and deed of said El Dorado Chemical Company, for the purposes and considerations therein set forth and expressed.


                                   Notary Public

My Commission Expires:  ___________________________



                                  ADDENDUM A
(Bank Letterhead)                            Date:
                                        Letter of Credit No.:______________
                                        Expire Date:
KOCH NITROGEN COMPANY
4111 E. 37TH STREET NORTH
WICHITA, KS  67220
ATTN:     CREDIT DEPARTMENT
          KEVIN SHELTON / CALVIN BAHR

GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR FOR THE ACCOUNT OF EL DORADO CHEMICAL COMPANY. AVAILABLE BY YOUR DRAFTS
DRAWN AT SIGHT ON BANK NAME, CITY, STATE, FOR ANY SUM OR SUMS NOT EXCEEDING
A TOTAL OF ABOUT U.S. 3,500,000 (THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS).

ACCOMPANIED BY STATEMENT SIGNED BY A PURPORTED OFFICER OF KOCH NITROGEN COMPANY STATING THAT:

"EL DORADO CHEMICAL COMPANY ("EDC") HAS BEEN PROVIDED WITH AT LEAST TEN (10) DAYS NOTICE OF A BREACH UNDER THE ANHYDROUS AMMONIA SALES AGREEMENT
DATED _________ ("AGREEMENT), AND, THEREFORE KOCH NITROGEN COMPANY IS DUE THE AMOUNT OF $________ AND MAKES THIS DRAWING FOR SUCH AMOUNT UNDER LETTER OF CREDIT NUMBER _________. BREACH OF THE AGREEMENT BY EDC RELATES TO EDC
FAILING TO RENEW THE UC AS PER THE AGREEMENT, EDC FAILING TO PAY AMOUNTS DUE
OR OWING UNDER THE AGREEMENT, EDC ASSIGNING THE AGREEMENT TO AN UNAFFILIATED THIRD PARTY WITHOUT KOCH NITROGEN'S CONSENT, OR EDC FAILING TO PROVIDE A SUBSTITUTE UC IN FORM AND SUBSTANCE ACCEPTABLE TO KOCH AND ON A BANK ACCEPTABLE TO KOCH SHOULD THE BANK ISSUING THE ORIGINAL LC BECOME UNACCEPTABLE TO KOCH."

EXCEPT AS OTHERWISE STATED HEREIN, THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500.

ALSO EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY CHARGES OR COMMISSION IN RESPECT TO THE NEGOTIATION OF DRAFTS UNDER THIS CREDIT ARE FOR OPENER'S ACCOUNT.

THE AMOUNT OF EACH DRAFT NEGOTIATED, WITH THE DATE OF NEGOTIATION, MUST BE ENDORSED HEREON BY THE NEGOTIATING BANK, AND ANY DRAFT PRESENTED TO US SHALL CONSTITUTE A WARRANTY OF THE NEGOTIATING BANK THAT SUCH ENDORSEMENT WAS EFFECTED.

ALL DRAFTS DRAWN UNDER THIS CREDIT SHOULD BEAR THE CLAUSE "DRAWN UNDER BANK NAME LETTER OF CREDIT NO.___________ DATED _____________. CITY, STATE'

PARTIAL DRAWINGS ARE ACCEPTABLE AND DRAWING MAY BE MADE FOR SALES PRIOR TO AND DURING THE TERM OF THIS CREDIT.

ANY AND/OR ALL DOCUMENTS REQUIRED BY THIS LETTER OF CREDIT MAY BE PRESENTED REGARDLESS OF THEIR DATE OF ORIGINATION.

IN EXCEPTION TO ARTICLE 43, PUBLICATION NO. 500, STALE DOCUMENTS ARE ACCEPTABLE, AND ALL DOCUMENTS REQUIRED BY THIS LETTER MAY BE SUBMITTED UNTIL EXPIRY.

WE HEREBY AGREE WITH YOU AND WITH NEGOTIATING BANKS AND BANKERS THAT ALL DRAFTS DRAWN BY VIRTUE OF THIS CREDIT, AND IN ACCORDANCE WITH ITS TERMS, SHALL MEET WITH DUE HONOR UPON PRESENTATION AND DELIVERY OF DOCUMENTS AS SPECIFIED TO
BANK NAME, CITY, STATE, IF NEGOTIATED, OR IF PRESENTED AT THIS OFFICE TOGETHER WITH LETTER OF CREDIT ON OR BEFORE (EXPIRE DATE).

YOURS VERY TRULY,

AUTHORIZED BANK REPRESENTATIVE SIGNATURE